Exhibit 99.1

Lucky Strike Entertainment Unlocks Long-Term Value with $306 Million Acquisition of Real Estate at 58 Existing Locations

Richmond, VA - Lucky Strike Entertainment (NYSE: LUCK), one of the world's premier Owner/Operators of location-based entertainment, has taken a major step forward in its long-term growth strategy with the acquisition of the real estate underlying 58 locations. Lucky Strike is the current operator of each location and will remain so following the close of the transaction. The $306 million acquisition transforms the Company’s cost structure by reducing annual rent obligations and unlocking powerful financial and operational flexibility. Previously leased, these high-traffic locations generated approximately $80 million in annualized EBITDAR against $21 million in rent obligations (subject to 15% escalations every five years). By transitioning from renter to owner on existing Company venues, Lucky Strike captures immediate value, eliminates future lease inflation risk, and strengthens control over strategic assets in key markets.

“By acquiring the real estate underlying these 58 existing locations, we maximize our flexibility to optimize our capital structure and location footprint,” said Bobby Lavan, Chief Financial Officer. “As we continue to make progress in our business, this transaction provides incremental opportunities to drive deleveraging in the short and medium term. The purchase price highlights the long-term attractiveness of the stable and growing cash flows of our individual locations. The transaction is immediately accretive to earnings and cash flow and positions us to continue reinvesting in our most profitable venues and initiatives.”

The acquisition was financed through a $230 million bridge facility, availability under Lucky Strike’s revolving credit line, and cash on hand. The transaction is expected to be deleveraging and demonstrates a disciplined capital deployment strategy with a focus on high-ROI outcomes that increase optionality.

Spanning 16 states, the 58-property portfolio includes prime locations in California, Illinois, Georgia, Arizona, and Colorado—markets where the Company has a demonstrated track record of operational excellence and strong customer demand. Transitioning to full ownership of these properties enables Lucky Strike to further optimize its earnings base on a granular, market-by-market basis, while providing a foundation for long-term strategic growth and enhanced capital allocation.

This transaction reflects Lucky Strike’s continued momentum, balance sheet strength, and commitment to building enduring value for shareholders.

About Lucky Strike Entertainment

Lucky Strike Entertainment is one of the world’s premier location-based entertainment platforms. With over 360 locations across North America, Lucky Strike Entertainment provides experiential offerings in bowling, amusements, water parks, and family entertainment centers. The Company also owns the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Lucky Strike Entertainment, please visit IR.LuckyStrikeEnt.com.

Contacts:

IR@LSEnt.com